Exhibit 21.1

Subsidiaries of Asset Alliance Corporation

1.	ASSET ALLIANCE HOLDING CORP.
2.	ASSET ALLIANCE ADVISORS, INC.
3.	ASSET ALLIANCE INTERNATIONAL HOLDING, INC.
4.	ASSET ALLIANCE INVESTMENT SERVICES INC.
5.	ASSET ALLIANCE ZCM HOLDING CORP.
6.	ASSET ALLIANCE MANAGEMENT CORP.
7.	ASSET ALLIANCE INTERNATIONAL (UK) LTD
8.	ASSET ALLIANCE INTERNATIONAL HOLDING BV
9.	CAPINTRO PARTNERS LIMITED
10.	ASSET ALLIANCE INVESTMENT INC.
11.	ASSET ALLIANCE (US) FINANCIAL GROUP INC.
12.	ASSET ALLIANCE (US) MANAGEMENT INC.
13.	ASSET ALLIANCE (NY) MANAGEMENT INC.
14.	ASSET ALLIANCE INTERNATIONAL PLC
15.	ASSET ALLIANCE UK LTD.
16.	MILESTONE INVESTMENT GROUP INC.
17.	MILESTONE FUND MANAGER INC.
18.	MILESTONE GLOBAL ADVISORS L.P.
19.	AAC GP, LLC
20.	ASSET ALLIANCE GP, LLC
21.	ASSET ALLIANCE INDEX GP, LLC
22.	ASSET ALLIANCE HORIZON GP, LLC
23.	PROPRIETARY CAPITAL PARTNERS LLC